Exhibit 99.1

U.S. Bank appoints Lisa Stark as company controller, as Craig Gifford assumes new enterprise-wide role

MINNEAPOLIS (November 14, 2019) – U.S. Bank announced today that Lisa Stark has been named its corporate controller as incumbent Craig Gifford has assumed an enterprise-wide role leading the company’s new strategic infrastructure operations team. These changes will be effective this month.

“Lisa is a dedicated professional who understands financial services and embodies our core values,” said Terry Dolan, vice chairman and chief financial officer of U.S. Bank. “She has contributed significantly to our success during the past 11 years, most recently serving as our assistant controller, and we are pleased she has accepted this new leadership opportunity.”

A respected leader with more than 20 years of financial services experience, Stark joined U.S. Bank in 2008. Prior to her work with the company, she spent a decade at the firm of LarsonAllen, achieving the rank of principal. Stark is a Minnesota resident and earned her master’s of business administration degree at the University of Minnesota Carlson School of Management and her bachelor’s degree in accounting from St. Cloud State University. She is a certified public accountant, and she is active in the community. Stark volunteers with United Heroes League and serves as a vice chair on the St. Cloud State University Advisory Council.

Gifford has served as controller since 2010. In his new role as executive vice president of infrastructure operations, he will oversee corporate real estate, procurement, physical assets, insurance, and emerging market strategy and report to Kate Quinn, vice chairman and chief administrative officer.

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About U.S. Bank

U.S. Bancorp, with 74,000 employees and $488 billion in assets as of September 30, 2019, is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2019 World’s Most Ethical Company. Visit U.S. Bank at usbank.com or follow on social media to stay up to date with company news.

Contacts

Investors: Jennifer Thompson, U.S. Bancorp Investor Relations

612.303.0778, jen.thompson@usbank.com

Media: Rebekah Fawcett, U.S. Bancorp Public Affairs and Communications

612.303.9986, rebekah.fawcett@usbank.com